This term sheet, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933. This term sheet and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these notes in any country or jurisdiction where such an offer would not be permitted.

Subject to Completion Preliminary Term Sheet dated September 24, 2026

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-284538

(To Prospectus dated February 14, 2025,

Prospectus Supplement dated February 14, 2025 and Product Supplement No. EQUITY MLI-4 dated January 20, 2026)

Units $10 principal amount per unit CUSIP No. 38151R453	Pricing Date* Settlement Date* Maturity Date*	September , 2026 October , 2026 October , 2029
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

GS Finance Corp.

Medium-Term Notes, Series F

guaranteed by The Goldman Sachs Group, Inc.

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®

▪
A Contingent Coupon Payment of [$0.2375 to $0.25] (equal to a contingent rate of between [9.50% and 10.00%] per annum) payable on the applicable Coupon Payment Date if the Observation Value of the Worst-Performing Market Measure, which will be one of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index® (each an “Index,” and collectively the “Indices”), on the applicable quarterly Coupon Observation Date is greater than or equal to 70% of its Starting Value.
▪
Automatically callable if the Observation Value of the Worst-Performing Market Measure on any quarterly Call Observation Date, beginning approximately six months after the pricing date, is at or above its Starting Value. If the notes are called, on the applicable Call Payment Date you will receive the principal amount of your notes plus the Contingent Coupon Payment otherwise due, and no further amounts will be payable on the notes.
▪
If not called, a maturity of approximately 36 months.
▪
If not called, at maturity, if the level of the Worst-Performing Market Measure has decreased by more than 40%, 1-to-1 downside exposure to decreases in the Worst-Performing Market Measure from its Starting Value, with up to 100% of the principal amount at risk; otherwise, at maturity you will receive the principal amount. At maturity, the final Contingent Coupon Payment will also be payable if the Observation Value of the Worst-Performing Market Measure on the final Coupon Observation Date is greater than or equal to 70% of its Starting Value.
▪
The notes are not linked to a basket composed of the Indices. Any depreciation in the level of any Index will not be offset by any appreciation in the level of any other Index.
▪
All payments are subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes.
▪
Limited secondary market liquidity, with no exchange listing.

The notes are being issued by GS Finance Corp. (“GSFC”) and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. (“GSG”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-9 of this term sheet and page PS-7 of the accompanying product supplement, “Considerations Relating to Indexed Notes” beginning on page S-11 of the accompanying prospectus supplement and “Considerations Relating to Indexed Securities” beginning on page 101 of the accompanying prospectus.

The estimated value of your notes at the time the terms of your notes are set on the pricing date is expected to be between $9.25 and $9.55 per $10 principal amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

________________________

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Note Prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

_________________________

	Per Unit	Total
Public offering price	$ 10.00	$
Underwriting discount	$ 0.05	$
Proceeds, before expenses, to GSFC	$ 9.95	$

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Goldman Sachs & Co. LLC

September , 2026

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

Summary

The Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by GSG. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of GSFC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and the related guarantee will rank equally in right of payment with all of GSG’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of GSFC, as issuer, and GSG, as guarantor. The notes will pay a Contingent Coupon Payment of [$0.2375 to $0.25] (equal to a contingent rate of between [9.50% and 10.00%] per annum) on the applicable Coupon Payment Date if the Observation Value of the Worst-Performing Market Measure (as described below) on the applicable quarterly Coupon Observation Date is greater than or equal to its Coupon Barrier. The notes will be automatically called if the Observation Value of the Worst-Performing Market Measure on any Call Observation Date is greater than or equal to its Call Value. If your notes are called, you will receive the Call Payment on the applicable Call Payment Date, and no further amounts will be payable on the notes. If your notes are not called, at maturity, if the Ending Value of the Worst-Performing Market Measure is less than its Threshold Value, your notes are subject to 1-to-1 downside exposure to decreases in the Worst-Performing Market Measure from its Starting Value, with up to 100% of the principal amount at risk; otherwise, you will receive the principal amount. At maturity, the final Contingent Coupon Payment will also be payable if the Observation Value of the Worst-Performing Market Measure on the final Coupon Observation Date is greater than or equal to its Coupon Barrier. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Worst-Performing Market Measure, subject to our and GSG’s credit risk. See “Terms of the Notes” below.

The economic terms of the notes are based upon certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These variables will influence the economic terms of the notes and the initial estimated value of the notes on the pricing date. In addition, the underwriting discount and costs incurred in creating, documenting and marketing the notes will reduce the economic terms of the notes and the initial estimated value of the notes on the pricing date. For more information, see “Risk Factors — Valuation- and Market-related Risks — The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by GS&Co.) is less than the public offering price of your notes.” on page TS-9 of this term sheet.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this term sheet, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this Note Prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this Note Prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this Note Prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be between $9.25 and $9.55 per $10 principal amount, which is less than the public offering price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $ per $10 principal amount).

Prior to , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through ). On and after , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

Minimum Purchase Amount of Notes Offered Hereby

In connection with the initial offering of the notes, the minimum principal amount of notes that may be purchased by any investor is $100,000.

Autocallable Contingent Coupon Barrier Notes	TS-2

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

Terms of the Notes
Company (Issuer):	GS Finance Corp. (“GSFC”)
Guarantor:	The Goldman Sachs Group, Inc. (“GSG”)
Term:	Approximately 36 months, if not called.
Market Measure:

The Worst-Performing of the S&P 500® Index (current Bloomberg symbol: “SPX Index”), the Dow Jones Industrial Average® (current Bloomberg symbol: “INDU Index”) and the Nasdaq-100 Index® (current Bloomberg symbol: “NDX Index”) (each an “Index”, and collectively the “Indices”).

Worst-Performing Market Measure:

The Index with the lowest Observation Value or Ending Value, as applicable, in each case as compared to its Starting Value, calculated as follows:

With respect to each Index on any Coupon Observation Date or Call Observation Date:

With respect to each Index on the Final Calculation Day:

Principal Amount:

$10.00 per unit; $ in the aggregate on the settlement date; the aggregate principal amount may be increased if the Company, at its sole option, decides to sell an additional amount on a date subsequent to the pricing date.

Subject to redemption by the Company as provided under “— Automatic Call Feature” below, on the maturity date, in addition to the final Contingent Coupon Payment, if any, the Company will pay, for each $10 of the outstanding principal amount, an amount, if any, in cash equal to the Redemption Amount.

Redemption Amount:

If the notes are not automatically called, on the maturity date, in addition to the final Contingent Coupon Payment, if any, the Company will pay, for each $10 of the outstanding principal amount, an amount, if any, in cash equal to:

▪
If the Ending Value of the Worst-Performing Market Measure is greater than or equal to its Threshold Value: $10

▪
If the Ending Value of the Worst-Performing Market Measure is less than its Threshold Value:

Automatic Call Feature:

If, as measured on any Call Observation Date, the Observation Value of the Worst-Performing Market Measure is greater than or equal to its Call Value, then the outstanding principal amount will be automatically called in whole and the Company will pay, for each $10 of the outstanding principal amount, an amount in cash on the following Call Payment Date equal to the Call Payment.

Call Payment:	The principal amount plus the Contingent Coupon Payment due on the applicable Call Payment Date.
Coupon Barrier:

S&P 500® Index: 70% of its Starting Value (rounded to the nearest one-hundredth);

Dow Jones Industrial Average®: 70% of its Starting Value (rounded to the nearest one-hundredth); and

Nasdaq-100 Index®: 70% of its Starting Value (rounded to the nearest one-hundredth).

Threshold Value:

S&P 500® Index: 60% of its Starting Value (rounded to the nearest one-hundredth);

Dow Jones Industrial Average®: 60% of its Starting Value (rounded to the nearest one-hundredth); and

Nasdaq-100 Index®: 60% of its Starting Value (rounded to the nearest one-hundredth).

Call Value:	With respect to each Index, 100% of its Starting Value
Contingent Coupon Payments:

Subject to the automatic call feature, the Company will pay, for each $10 of the outstanding principal amount, a Contingent Coupon Payment of [$0.2375 to $0.25] (equal to a contingent rate of between [9.50% and 10.00%] per annum) on the applicable Coupon Payment Date if the Observation Value of the Worst-Performing Market Measure on the applicable quarterly Coupon Observation Date is greater than or equal to its Coupon Barrier. The actual Contingent Coupon Payment will be determined on the pricing date.

The Contingent Coupon Payment paid on any Coupon Payment Date will be paid to the person in whose name this note is registered as of the close of business on the Record Date for such Coupon Payment Date.

Autocallable Contingent Coupon Barrier Notes	TS-3

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

If the Contingent Coupon Payment is due at maturity but on a day that is not a Coupon Payment Date, the Contingent Coupon Payment will be paid to the person entitled to receive the principal of this note.

Starting Value:	With respect to each Index, its closing level on the pricing date.
Ending Value:	With respect to each Index, its closing level on the Final Calculation Day.
Observation Value:	With respect to each Index, its closing level on the applicable Coupon Observation Date or Call Observation Date.
Coupon Observation Dates:

On or about December , 2026, March , 2027, June , 2027, September , 2027, December , 2027, March , 2028, June , 2028, September , 2028, December , 2028, March , 2029, June , 2029 and September , 2029 (the final Coupon Observation Date), which dates occur quarterly through the final Coupon Observation Date. The scheduled Coupon Observation Dates are subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-24 of the accompanying product supplement. For purposes of the accompanying product supplement, each Coupon Observation Date is an “Observation Date”.

Call Observation Dates:	The Coupon Observation Dates beginning on March , 2027 and ending on June , 2029, subject to adjustment as described under “— Coupon Observation Dates” above.
Final Calculation Day/Maturity Valuation Period:

Approximately the fifth scheduled Market Measure Business Day immediately preceding the maturity date (which will also be the final Coupon Observation Date), subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-25 of the accompanying product supplement.

Coupon Payment Dates:

Approximately the fifth business day following the applicable Coupon Observation Date, subject to postponement as described beginning on page PS-24 of the accompanying product supplement; provided however, that the Coupon Payment Date related to the final Coupon Observation Date will be the maturity date. For purposes of the accompanying product supplement, each Coupon Payment Date is a “payment date”.

Call Payment Dates:	The Coupon Payment Dates applicable to the relevant Call Observation Dates, subject to adjustment as provided under “— Coupon Payment Dates” above.
Maturity Date:	October , 2029, subject to postponement as described beginning on page PS-25 of the accompanying product supplement.
Record Date:	The business day immediately preceding the day on which payment is to be made (as such payment date may be adjusted).
Fees and Charges:	The underwriting discount of $0.05 per unit listed on the cover page.
Calculation Agent:	Goldman Sachs & Co. LLC (“GS&Co.”), an affiliate of GSFC.
Authorized Denominations:	$10 or any integral multiple of $10 in excess thereof.
Overdue Principal Rate and Overdue Coupon Rate:	The effective Federal Funds rate.
Defeasance:	Not applicable.

Autocallable Contingent Coupon Barrier Notes	TS-4

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

Determining Payments on the Notes

Contingent Coupon Payments

The notes will pay a Contingent Coupon Payment on the applicable Coupon Payment Date if the Observation Value of the Worst-Performing Market Measure on the applicable quarterly Coupon Observation Date is greater than or equal to its Coupon Barrier.

Automatic Call Provision

The notes will be called automatically if the Observation Value of the Worst-Performing Market Measure on a Call Observation Date is greater than or equal to its Call Value. If the notes are called, you will receive $10 per unit plus the Contingent Coupon Payment otherwise due on the applicable Call Payment Date and no further amounts will be payable on the notes.

Is the Observation Value of the Worst-Performing Market Measure greater than or equal to its Call Value on the applicable Call Observation Date?

Yes → The notes will be called and you will receive per unit:

$10 + the Contingent Coupon Payment

No → The notes will not be called

Redemption Amount Determination

If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit determined as follows:

Yes → You will receive per unit:

$10

No ↓

You will receive per unit:

$$\$10 - [\$10 \times (\frac{\text{Starting Value of the Worst-Performing Market Measure} - \text{Ending Value of the Worst-Performing Market Measure}}{\text{Starting Value of the Worst-Performing Market Measure}})]$$

The final Contingent Coupon Payment will also be payable if the Observation Value of the Worst-Performing Market Measure on the final Coupon Observation Date is greater than or equal to its Coupon Barrier.

You will lose all or a significant portion of the principal amount of the notes if the Ending Value of the Worst-Performing Market Measure is less than its Threshold Value. Even with any Contingent Coupon Payments, the return on the notes could be negative.

Autocallable Contingent Coupon Barrier Notes	TS-5

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This term sheet constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

▪
Product supplement no. EQUITY MLI-4 dated January 20, 2026:

https://www.sec.gov/Archives/edgar/data/886982/000119312526016285/baml_prodsupp_no._equity.htm

▪
Prospectus supplement dated February 14, 2025:

https://www.sec.gov/Archives/edgar/data/886982/000119312525027380/d891153d424b2.htm

▪
Prospectus dated February 14, 2025:
https://www.sec.gov/Archives/edgar/data/886982/000119312525027379/d860775d424b2.htm

These documents (together with this term sheet, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, GSG and this offering. Any prior or contemporaneous oral statement and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement.

The information in this term sheet supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this term sheet as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this term sheet, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021. References herein to “final calculation day” shall be deemed to refer to “determination date” in such master note no. 3, dated March 22, 2021.

Autocallable Contingent Coupon Barrier Notes	TS-6

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
▪
You understand that any payment on the notes will be based solely on the performance of the Worst-Performing Market Measure.
▪
You anticipate that the Observation Value of the Worst-Performing Market Measure will be greater than or equal to its Coupon Barrier on most or all of the Coupon Observation Dates.
▪
You anticipate that the notes will be automatically called, in which case you accept an early exit from your investment, or, if not automatically called, that the Worst-Performing Market Measure will not decrease from its Starting Value to an Ending Value that is below its Threshold Value.
▪
You accept that the return on the notes will be limited to the return represented by the Contingent Coupon Payments even if the percentage change in the level of the Worst-Performing Market Measure is significantly greater than such return.
▪
You are willing to lose up to 100% of the principal amount if the notes are not called.
▪
You are willing to forgo dividends or other benefits of owning the stocks included in each Index.
▪
You are willing to accept a limited or no market for sales of the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and GSG’s actual and perceived creditworthiness, our credit spreads and fees and charges on the notes.
▪
You are willing to assume our credit risk, as issuer of the notes, and GSG’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

▪
You are unwilling to accept that any payment on the notes will be based solely on the performance of the Worst-Performing Market Measure, regardless of the performance of the other Indices.
▪
You anticipate that the Observation Value of the Worst-Performing Market Measure will be less than its Coupon Barrier on each or most Coupon Observation Dates.
▪
You wish to make an investment that cannot be automatically called prior to maturity.
▪
You seek an uncapped return on your investment.
▪
You seek principal repayment or preservation of capital.
▪
You want to receive dividends or other distributions paid on the stocks included in any Index.
▪
You seek an investment for which there will be a liquid secondary market.
▪
You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take GSG’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Autocallable Contingent Coupon Barrier Notes	TS-7

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

Examples of Hypothetical Payments at Maturity

The following table is for purposes of illustration only. It assumes that the notes have not been called prior to maturity and is based on hypothetical values and shows hypothetical returns on the notes. The table illustrates the calculation of the Redemption Amount based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Starting Value, Coupon Barrier, Threshold Value, Call Value, Observation Values and Ending Value of each Index (in particular, of the Worst-Performing Market Measure), the actual Contingent Coupon Payments, whether the notes are automatically called and the term of your investment. The following table does not take into account any tax consequences from investing in the notes. This table is based on the following hypothetical terms:

1)
a Starting Value of 100.00 for the Worst-Performing Market Measure;
2)
a Coupon Barrier of 70.00 for the Worst-Performing Market Measure;
3)
a Threshold Value of 60.00 for the Worst-Performing Market Measure;
4)
an expected term of the notes of approximately 36 months if the notes are not called on any Call Observation Date;
5)
a Contingent Coupon Payment of $0.2375 per unit (the bottom of the Contingent Coupon Payment range); and
6)
the Coupon Observation Dates occurring quarterly during the term of the notes.

Ending Value of the Worst-Performing Market Measure	Percentage Change from the Starting Value to the Ending Value of the Worst-Performing Market Measure	Redemption Amount per Unit(4)	Return on the Notes(5)
0.000	-100.000%	$0.0000	-100.000%
20.000	-80.000%	$2.0000	-80.000%
30.000	-70.000%	$3.0000	-70.000%
40.000	-60.000%	$4.0000	-60.000%
50.000	-50.000%	$5.0000	-50.000%
59.999	-40.001%	$5.9999	-40.001%
60.000(1)	-40.000%	$10.0000	0.000%
65.000	-35.000%	$10.0000	0.000%
68.000	-32.000%	$10.0000	0.000%
70.000(2)	-30.000%	$10.2375	2.375%
75.000	-25.000%	$10.2375	2.375%
95.000	-5.000%	$10.2375	2.375%
100.000(3)	0.000%	$10.2375	2.375%
102.000	2.000%	$10.2375	2.375%
105.000	5.000%	$10.2375	2.375%
107.000	7.000%	$10.2375	2.375%
120.000	20.000%	$10.2375	2.375%
150.000	50.000%	$10.2375	2.375%
200.000	100.000%	$10.2375	2.375%
(1)
This is the hypothetical Threshold Value.
(2)
This is the hypothetical Coupon Barrier.
(3)
The hypothetical Starting Value of 100.000 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for any Index.
(4)
The Redemption Amount per Unit will not exceed the principal amount plus the final Contingent Coupon Payment.
(5)
The Return on the notes is calculated based on the Redemption Amount and potential final Contingent Coupon Payment, not including any Contingent Coupon Payments paid prior to maturity.

For recent actual levels of the Indices, see “Indices” section below. All payments on the notes are subject to issuer and guarantor credit risk.

Autocallable Contingent Coupon Barrier Notes	TS-8

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

Risk Factors

An investment in your notes is subject to the risks described below, as well as the risks and considerations described under “Risk Factors” beginning on page PS-7 of the accompanying product supplement, “Considerations Relating to Indexed Notes” beginning on page S-11 of the accompanying prospectus supplement and “Considerations Relating to Indexed Securities” beginning on page 101 of the accompanying prospectus. You should carefully review these risks and considerations as well as the more detailed explanation of risks described in the accompanying prospectus, the accompanying prospectus supplement and the accompanying product supplement. You should also review the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying product supplement. Your notes are a riskier investment than ordinary debt securities. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes. Also, your notes are not equivalent to investing directly in the securities included in the Indices to which your notes are linked.

Structure-related Risks

▪
There is no fixed principal repayment amount on the notes at maturity. If the notes are not called and the Ending Value of the Worst-Performing Market Measure is less than its Threshold Value, you will lose up to 100% of the principal amount.
▪
Your investment return is limited to the return represented by the Contingent Coupon Payments, if any, and may be less than a comparable investment directly in the stocks included in any Index. You will not receive a payment on the notes greater than the principal amount plus any Contingent Coupon Payments that may be payable over the term of the notes, regardless of the extent of any increase in the value of the Indices.
▪
Payments on the notes will not reflect changes in the value of the Indices other than on the Coupon Observation Dates, the Call Observation Dates or the Final Calculation Day. As a result, even if the level of the Indices increase during the term of the notes, you will not receive any Contingent Coupon Payments over the term of the notes if the Observation Value of the Worst-Performing Market Measure on each Coupon Observation Date is less than its Coupon Barrier. Similarly, you will receive a Redemption Amount that is less than the principal amount if the Ending Value of the Worst-Performing Market Measure is less than its Threshold Value on the Final Calculation Day, even if the level of each Index was always greater than its Threshold Value prior to such Final Calculation Day.
▪
You may not receive any Contingent Coupon Payments. If the Observation Value of the Worst-Performing Market Measure is less than its Coupon Barrier on each Coupon Observation Date, you will not receive any Contingent Coupon Payments over the term of the notes and will not receive a positive return on the notes.
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If the notes are called, you will be subject to reinvestment risk, and you will lose the opportunity to receive Contingent Coupon Payments, if any, that otherwise might have been payable after the date of the call.
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The notes are subject to the risks of each Index, not a basket composed of the Indices, and will be negatively affected if the level of any Index decreases below its Coupon Barrier as of any Coupon Observation Date or below its Threshold Value on the Final Calculation Day, even if the levels of the other Indices are above their respective Coupon Barrier or Threshold Value as of those days. For example, even if the Observation Value of two of the Indices are greater than their respective Coupon Barriers on a Coupon Observation Date, you will not receive a Contingent Coupon Payment with respect to that Coupon Observation Date if the Observation Value of the other Index is below its Coupon Barrier on that day.
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You will not benefit in any way from the performance of the better performing Indices.
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Because the notes are linked to more than one Index, as opposed to only one, it is more likely that a Contingent Coupon Payment will not be payable on any given Coupon Payment Date or that the Ending Value of any Index will be less than its Threshold Value on the Final Calculation Day, and consequently, you will not receive a positive return on the notes and will lose some or all of your investment.
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You will be subject to risks relating to the relationship between the Indices. The less correlated the Indices, the more likely it is that the Observation Value of one of the Indices will be below its Coupon Barrier as of each Coupon Observation Date or below its Threshold Value on the Final Calculation Day.
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Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
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Payments on the notes are subject to the credit risk of GSFC, as issuer, and the credit risk of GSG, as guarantor, and any actual or perceived changes in our or GSG’s creditworthiness are expected to affect the value of the notes. If we and GSG become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

Valuation- and Market-related Risks

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The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by GS&Co.) is less than the public offering price of your notes. The public offering price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Notes”; after the pricing date, the estimated value as

Autocallable Contingent Coupon Barrier Notes	TS-9

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GSFC, as issuer, the creditworthiness of GSG, as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the pricing date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “Risk Factors — Valuation- and Market-related Risks — The notes are not designed to be short-term trading instruments, and if you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.” on page PS-11 of the accompanying product supplement.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the pricing date and the public offering price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of GSG. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Risk Factors — Valuation- and Market-related Risks — Your notes may not have an active trading market.” on page PS-11 of the accompanying product supplement.

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A trading market is not expected to develop for the notes. None of us, GSG, GS&Co. or MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

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Our hedging and trading activities (including trades in shares of companies included in the Indices) and any hedging and trading activities we, GSG, GS&Co., MLPF&S or our other or their affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.
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There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

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An Index sponsor may adjust its applicable Index in a way that affects its level, and has no obligation to consider your interests.
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You will not have any rights with respect to any Index or its underlying assets, including any voting rights or any right to receive dividends or other distributions.
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While we, GSG, GS&Co., MLPF&S and our other or their affiliates may from time to time own securities of companies included in the Indices, except to the extent that GSG’s common stock is included in any Index, we, GSG, GS&Co., MLPF&S and our other or their affiliates do not control any company included in any Index, and have not verified any disclosure made by any other company.

Autocallable Contingent Coupon Barrier Notes	TS-10

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

Tax-related Risks

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The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-46 of the accompanying product supplement.

Additional Risk Factors

Additional Structure-related Risks

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The return on your notes may change significantly despite only a small change in the level of the Worst-Performing Market Measure. If your notes are not automatically called and the Ending Value of the Worst-Performing Market Measure is less than its Threshold Value, you will receive less than the principal amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a decrease in the Ending Value of the Worst-Performing Market Measure to its Threshold Value will not result in a loss of principal on the notes, a decrease in the Ending Value of the Worst-Performing Market Measure to less than its Threshold Value will result in a loss of a significant portion of the principal amount of the notes despite only a small change in the level of the Worst-Performing Market Measure.
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The Contingent Coupon Payment does not reflect the actual performance of any of the Indices from the pricing date to any Coupon Observation Date or from Coupon Observation Date to Coupon Observation Date. The Contingent Coupon Payment for each quarterly Coupon Payment Date is different from, and may be less than, a Contingent Coupon Payment determined based on the percentage difference of the closing levels of any of the Indices between the pricing date and any Coupon Observation Date or between two Coupon Observation Dates. Accordingly, the Contingent Coupon Payments, if any, on the notes may be less than the return you could earn on another instrument linked to the Indices that pays Contingent Coupon Payments based on the performance of any of the Indices from the pricing date to any Coupon Observation Date or from Coupon Observation Date to Coupon Observation Date.

Additional Market Measure-related Risks

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As compared to other index sponsors, Nasdaq, Inc. retains significant control and discretionary decision-making over the NDX, which may have an adverse effect on the level of the NDX and on your notes. Pursuant to the NDX methodology, Nasdaq, Inc. retains the right, from time to time, to exercise reasonable discretion as it deems appropriate in order to ensure NDX integrity, including, but not limited to, changes to quantitative inclusion criteria. Nasdaq, Inc. may also, due to special circumstances, apply discretionary adjustments to ensure and maintain quality of the NDX. Although it is unclear how and to what extent this discretion could or would be exercised, it is possible that it could be exercised by Nasdaq, Inc. in a manner that materially and adversely affects the level of the NDX and therefore your notes. Nasdaq, Inc. is not obligated to, and will not, take account of your interests in exercising the discretion described above.
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An investment in the offered notes is subject to risks associated with foreign securities. The value of your notes is linked, in part, to the NDX, that is comprised, in part, of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

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Government regulatory action, including legislative acts and executive orders, could result in material changes to the composition of an Index comprised of securities from one or more foreign securities markets and could negatively affect your investment in the notes. Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of an Index comprised of securities from one or more foreign securities markets

Autocallable Contingent Coupon Barrier Notes	TS-11

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

and could negatively affect your investment in the notes in a variety of ways, depending on the nature of such government regulatory action and the securities that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to securities that are currently included in an Index or that in the future are included in an Index, such securities may be removed from an Index. If government regulatory action results in the removal of securities that have (or historically have had) significant weight in an Index, such removal could have a material and negative effect on the level of such Index and, therefore, your investment in the notes. Similarly, if securities that are subject to those executive orders or subject to other government regulatory action are not removed from an Index, the value of the notes could be materially and negatively affected, and transactions in, or holdings of, the notes may become prohibited under United States law. Any failure to remove such securities from an Index could result in the loss of a significant portion or all of your investment in the notes, including if you attempt to divest the notes at a time when the value of the notes has declined.

Autocallable Contingent Coupon Barrier Notes	TS-12

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

The Indices

The S&P 500® Index (SPX)

The S&P 500® Index, which we also refer to in this description as the “index”:

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is an equity index, and therefore cannot be invested in directly;
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does not file reports with the SEC because it is not an issuer;
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was first launched on March 4, 1957 based on an initial value of 10 from 1941-1943; and
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is sponsored by S&P Dow Jones Indices LLC (“S&P”).

The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on the NYSE. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. domiciled equity market. Although the S&P 500® Index contains 500 constituent companies, at any one time it may contain greater than 500 constituent trading lines since some companies included in the S&P 500® Index prior to July 31, 2017 may be represented by multiple share class lines in the S&P 500® Index. The S&P 500® Index is calculated, maintained and published by S&P and is part of the S&P Dow Jones Indices family of indices. Additional information about the S&P 500® Index (including the sector weights) is available on the following websites: spglobal.com/spdji/en/indices/equity/sp-500 and spglobal.com. We are not incorporating by reference the websites or any material they include in this term sheet.

S&P intends for the S&P 500® Index to provide a performance benchmark for the large-cap U.S. domiciled equity markets. Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Index additions and deletions are announced with at least three business days advance notice. Less than three business days’ notice may be given at the discretion of the S&P Index Committee. Relevant criteria for additions to the S&P 500® Index that are employed by S&P include: the company proposed for addition should have an unadjusted company market capitalization of $22.7 billion or more and a security level float-adjusted market capitalization of at least 50% of such threshold (for spin-offs, eligibility is determined using when-issued prices, if available); the float-adjusted liquidity ratio of the stock (defined as the annual dollar value traded divided by the float-adjusted market capitalization) should be greater than or equal to 0.75 at the time of the addition to the S&P 500® Index and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date (current constituents have no minimum requirement), where the annual dollar value traded is calculated as the average closing price multiplied by the historical volume over the 365 calendar days prior to the evaluation date (reduced to the available trading period for IPOs, spin-offs or public companies considered to be U.S. domiciled for index purposes that do not have 365 calendar days of trading history on a U.S. exchange); the company must be a U.S.-domiciled company (characterized as a company that satisfies U.S. Securities Exchange Act’s periodic reporting obligations by filing certain required forms for domestic issuers (e.g., Form 10-K annual reports, Form 10-Q quarterly reports and Form 8-K current reports, among others) and with a listing of the common stock on the NYSE, NYSE Arca, NYSE American (formerly NYSE MKT), Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market, Cboe BZX (formerly Bats BZX), Cboe BYX (formerly Bats BYX), Cboe EDGA (formerly Bats EDGA), Cboe EDGX (formerly Bats EDGX) or Texas Stock Exchange (each, an “eligible exchange”)); the proposed constituent has an investable weight factor (“IWF”) of 10% or more; the inclusion of the company will contribute to sector balance in the S&P 500® Index relative to sector balance in the market in the relevant market capitalization range; financial viability (Generally Accepted Accounting Principles (GAAP) net income from continuing operations must be positive for the most recent quarter, and the sum of the most recent four consecutive quarters); and, for IPOs, the company must be traded on an eligible exchange for at least twelve months (for former SPACs, S&P considers the de-SPAC transaction to be an event equivalent to an IPO, and 12 months of trading post the de-SPAC event are required before a former SPAC can be considered for inclusion in the S&P 500® Index; spin-offs or in-specie distributions from existing constituents do not need to be traded on an eligible exchange for twelve months prior to their inclusion in the S&P 500® Index). In addition, constituents of the S&P MidCap 400® Index and the S&P SmallCap 600® Index can be added to the S&P 500® Index provided they meet the unadjusted company level market capitalization eligibility criteria for the S&P 500® Index. Migrations from the S&P MidCap 400® Index or the S&P SmallCap 600® Index do not need to meet the financial viability, liquidity, or 50% of the S&P 500® Index’s unadjusted company level minimum market capitalization threshold criteria. Further, constituents of the S&P Total Market Index Ex S&P Composite 1500 (which includes all eligible U.S. common equities except for those included in the S&P 500® Index, the S&P MidCap 400® Index and the S&P SmallCap 600® Index) that acquire a constituent of the S&P 500® Index, the S&P MidCap 400® Index or the S&P SmallCap 600® Index that do not fully meet all of the eligibility criteria may still be added to the S&P 500® Index at the discretion of the Index Committee if the merger consideration includes the acquiring company issuing stock to target company shareholders, and the Index Committee determines that the addition could minimize turnover and enhance the representativeness of the S&P 500® Index as a market benchmark. Certain types of organizational structures and securities are always excluded, including, but not limited to, business development companies (BDCs), limited partnerships, master limited partnerships, limited liability companies (LLCs), OTC bulletin board issues, closed-end funds, ETFs, ETNs, royalty trusts, tracking stocks, special purpose acquisition companies (SPACs), preferred stock and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American depositary receipts (ADRs). Stocks are deleted from the S&P 500® Index when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. Stocks that are delisted or moved to the pink sheets or the bulletin board are removed, and those that experience a trading halt may be retained or removed in S&P’s discretion. S&P evaluates additions and deletions with a view to maintaining S&P 500® Index continuity.

Autocallable Contingent Coupon Barrier Notes	TS-13

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

For constituents included in the S&P 500® Index prior to July 31, 2017, all publicly listed multiple share class lines are included separately in the S&P 500® Index, subject to, in the case of any such share class line, that share class line satisfying the liquidity and float criteria discussed above and subject to certain exceptions. It is possible that one listed share class line of a company may be included in the S&P 500® Index while a second listed share class line of the same company is excluded. For companies that issue a second publicly traded share class to index share class holders, the newly issued share class line is considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.

As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the S&P 500® Index. Only common shares are considered when determining whether a company has a multiple share class structure. Constituents of the S&P 500® Index prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the S&P 500® Index. If an S&P 500® Index constituent reorganizes into a multiple share class line structure, that company will be reviewed for continued inclusion in the S&P 500® Index at the discretion of the S&P Index Committee.

Calculation of the S&P 500® Index

The S&P 500® Index is calculated using a base-weighted aggregative methodology. This discussion describes the “price return” calculation of the S&P 500® Index. The value of the S&P 500® Index on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the S&P 500® Index times the number of shares of such stock included in the S&P 500® Index, and the denominator of which is the divisor, which is described more fully below. The “market value” of any index stock is the product of the market price per share of that stock times the number of the then-outstanding shares of such index stock that are then included in the S&P 500® Index.

The S&P 500® Index is also sometimes called a “base-weighted aggregative index” because of its use of a divisor. The “divisor” is a value calculated by S&P that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date” as described below. The level of the S&P 500® Index reflects the total market value of all index stocks relative to the index’s base date of 1941-43.

In addition, the S&P 500® Index is float-adjusted, meaning that the share counts used in calculating the S&P 500® Index reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by long-term, strategic shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, asset managers and insurance companies with board of director representation, publicly traded companies that hold shares in another company, holders of restricted shares (except for shares held as part of a lock-up agreement), company-sponsored employee share plans/trusts, defined contribution plans/savings, investment plans, foundations or family trusts associated with the company, government entities at all levels (except government retirement or pension funds), sovereign wealth funds and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “strategic holders”). To this end, S&P excludes all share-holdings (other than depositary banks, pension funds (including government pension and retirement funds), mutual funds, exchange traded fund providers, investment funds, hedge funds, asset managers that do not have direct board of director representation (including stakeholders who may have the right to appoint a board of director member but choose not to do so, stakeholders who have exercised a right to appoint a board of director “observer” even if that observer is employed by the stakeholder and stakeholders who have exercised a right to appoint an independent director who is not employed by the stakeholder), investment funds of insurance companies and independent foundations not associated with the company) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in S&P 500® Index calculations.

The exclusion is accomplished by calculating an IWF for each stock that is part of the numerator of the float-adjusted index fraction described above:

IWF = (available float shares)/(total shares outstanding)

where available float shares is defined as total shares outstanding less shares held by strategic holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line.

Maintenance of the S&P 500® Index

In order to keep the S&P 500® Index comparable over time S&P engages in an index maintenance process. The S&P 500® Index maintenance process involves changing the constituents as discussed above, and also involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the S&P 500® Index, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. In addition to its daily governance of indices and maintenance of the S&P 500® Index methodology, at least once within any 12 month period, the S&P Index Committee reviews the S&P 500® Index methodology to ensure the S&P 500® Index continues to achieve the stated objective, and that the data and methodology remain effective. The S&P Index Committee may at times consult with investors, market participants, security issuers included in or potentially included in the S&P 500® Index, or investment and financial experts.

Divisor Adjustments

The two types of adjustments primarily used by S&P are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the S&P 500® Index. Set forth below under “Adjustments for Corporate Actions” is a table of certain

Autocallable Contingent Coupon Barrier Notes	TS-14

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected index stock and consequently of altering the aggregate market value of the index stocks following the event. In order that the level of the S&P 500® Index not be affected by the altered market value (which could be an increase or decrease) of the affected index stock, S&P generally derives a new divisor by dividing the post-event market value of the index stocks by the pre-event index value, which has the effect of reducing the S&P 500® Index’s post-event value to the pre-event level.

Changes to the Number of Shares of a Constituent

The index maintenance process also involves tracking the changes in the number of shares included for each of the index companies. Changes as a result of mandatory events, such as mergers or acquisition driven share/IWF changes, stock splits and mandatory distributions are not subject to a minimum threshold for implementation and are implemented when the transaction occurs. At S&P’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made with the quarterly share updates as described below. Material share/IWF changes resulting from certain non-mandatory corporate actions follow the accelerated implementation rule. Non-material share/IWF changes are implemented quarterly.

Material Share/IWF Changes – Accelerated Implementation Rule

1. Public offerings. Public offerings of new company-issued shares and/or existing shares offered by selling shareholders, including block sales and spot secondaries, will be eligible for accelerated implementation treatment if the size of the event meets the materiality threshold criteria:

(a) at least US $150 million, and

(b) at least 5% of the pre-event total shares.

In addition to the materiality threshold, public offerings must satisfy the following conditions:

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be underwritten.
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have a publicly available prospectus, offering document, or prospectus summary filed with the relevant authorities.
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have a publicly available confirmation from an official source that the offering has been completed.

Public offerings that include both new company shares and existing shares sold by shareholders are implemented if either offering, or the combined size of both offerings, represents at least 5% of the total shares and is valued at US $150 million. Any concurrent share repurchases by the affected company is included in the implementation.

2. Dutch Auctions, self-tender offer buybacks, and split-off exchange offers. These non-mandatory corporate action types will be eligible for accelerated implementation treatment regardless of size once the final results are publicly announced and verified by S&P.

For companies with multiple share class lines, the criteria specified above apply to each individual multiple share class line rather than total company shares.

Accelerated implementation for events less than US $1 billion includes an adjustment to the company’s IWF only to the extent that such an IWF change helps the new float share total mimic the shares available in the offering. To minimize unnecessary turnover, these IWF changes do not need to meet any minimum threshold requirement for implementation. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00 at the subsequent annual IWF review.

For accelerated implementation of at least US $1 billion, S&P applies the share change, and any resulting IWF change, using the latest share and ownership information publicly available upon confirmation of the event, even if the offering size is below the 5% threshold. This exception ensures that very large events are recognized in a timely manner using the latest available information. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00.

Market Specific Accelerated Implementation Rules

Non-fully paid or non-fully settled offerings, such as subscription receipts forward sales agreements, are ineligible for accelerated implementation. Share updates resulting from completion of subscription receipts terms, or the settlement of forward sale agreements, are updated at a future quarterly rebalancing.

Announcement Policy

For accelerated implementation, S&P provides at least two (2) business days’ notice for all non-U.S. listed stocks and U.S. listed depositary receipts, and one (1) business days’ notice for all non-depositary receipt U.S. listed stocks.

Autocallable Contingent Coupon Barrier Notes	TS-15

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

Non-Material Share/IWF Changes – Quarterly Implementation

All non-mandatory events not covered or implemented via the accelerated implementation rule (including but not limited to certain private placements, acquisition of private companies, and conversion of non-index share lines) are reviewed quarterly, effective after the close of the third Friday of the third month in each calendar quarter and as per below.

Share Updates

At each quarterly review, shares outstanding are updated to the latest available information as of the rebalancing reference date.

IWF Updates

At the quarterly review, IWF changes are only made if there is a share change of at least 5% of total current shares outstanding and if the adjusted IWF absolute change is at least 5, with IWF adjustments limited to the extent necessary to help reflect the corresponding share change.

For quarterly share change events, unless there is explicit information stating that the new shares are not available to the market, shares are generally considered to be available to all investors and reflected in the IWF. Events such as conversion of derivative securities, acquisitions of private companies, or acquisitions of non-index companies that do not trade on a major exchange are generally implemented as described above.

Other than the situations described above, please note that IWF changes are only made at the annual IWF review.

Rebalancing Guidelines – Share/IWF Reference Date & Freeze Period

A reference date, after the market close five weeks prior to the third Friday in March, June, September, and December, is the cutoff for publicly available information used for quarterly shares outstanding and IWF changes. All shares outstanding and ownership information contained in public filings and/or official sources dated on or before the reference date are included in that quarter’s update. In addition, there is a freeze period on a quarterly basis for any changes that result from the accelerated implementation rules.

Pro-forma files for float-adjusted market capitalization indices are generally released after the market close on the first Friday, two weeks prior to the rebalancing effective date. Pro-forma files for capped and alternatively weighted indices are generally released after the market close on the second Friday, one week prior to the rebalancing effective date. For illustration purposes, if rebalancing pro-forma files are scheduled to be released on Friday, March 5, the share/IWF freeze period will begin after the close of trading on Tuesday, March 9 and will end after the close of trading the following Friday, March 19 (i.e. the third Friday of the rebalancing month).

During the share/IWF freeze period, shares and IWFs are not changed and the accelerated implementation rule is suspended, except for mandatory corporate action events (such as merger activity, stock splits, and rights offerings). The suspension includes all changes that qualify for accelerated implementation and would typically be announced or effective during the share/IWF freeze period. At the end of the freeze period all suspended changes will be announced on the third Friday of the rebalancing month and implemented five business days after the quarterly rebalancing effective date. For these non-mandatory events, S&P uses shares and IWF data as of the upcoming rebalancing effective date to calculate the size of the event and in turn assess if the event qualifies the accelerated implementation rule.

Adjustments for Corporate Actions

There is a large range of corporate actions that may affect companies included in the S&P 500® Index. Certain corporate actions require S&P to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the S&P 500® Index from changing as a result of the corporate action. This helps ensure that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index.

Spin-Offs

As a general policy, a spin-off security is added to the S&P 500® Index on the ex-date at a price of zero (with no divisor adjustment) and will remain in the S&P 500® Index for at least one trading day. The spin-off security will remain in the S&P 500® Index if it meets all eligibility criteria. If the spin-off security is determined ineligible to remain in the S&P 500® Index, it will generally be removed after at least one day of regular way trading (with a divisor adjustment). The weight of the spin-off being deleted is reinvested across all the index components proportionately such that the relative weights of all index components are unchanged. The net change in index market capitalization will cause a divisor change.

Companies that are spun off from a constituent of the S&P 500® Index do not need to meet the eligibility criteria for new constituents, but they should be considered U.S. domiciled for index purposes. At the discretion of the Index Committee, a spin-off company may be retained in the S&P 500® Index if the Index Committee determines it has a total market capitalization representative of the S&P 500® Index. If the spin-off company’s estimated market capitalization is below the minimum unadjusted company market capitalization for the S&P 500® Index but there are other constituent companies in the S&P 500® Index that have a significantly lower total market capitalization than the spin-off company, the Index Committee may decide to retain the spin-off company in the S&P 500® Index.

Autocallable Contingent Coupon Barrier Notes	TS-16

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

Several additional types of corporate actions, and their related treatment, are listed in the table below.

Corporate Action	Treatment
Company addition/deletion

Addition

Companies are added at the float market capitalization weight. The net change to the index market capitalization causes a divisor adjustment.

Deletion

The weights of all stocks in the index will proportionally change. Relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization

Change in shares outstanding	Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the index. The change to the index market capitalization causes a divisor adjustment.
Split/reverse split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the index market capitalization and no divisor adjustment.
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the index. A net change to the index market capitalization causes a divisor adjustment.
Ordinary dividend	When a company pays an ordinary cash dividend, the index does not make any adjustments to the price or shares of the stock. As a result there are no divisor adjustments to the index.
Special dividend	The stock price is adjusted by the amount of the dividend. The net change to the index market capitalization causes a divisor adjustment
Rights offering

All rights offerings that are in the money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in market capitalization causes a divisor adjustment.

Any company that is removed from the S&P 500® Index, the S&P MidCap 400® Index or the S&P SmallCap 600® Index must wait a minimum of one year from its removal date before being reconsidered as a replacement candidate for the S&P 500® Index.

Recalculation Policy

S&P reserves the right to recalculate and republish the S&P 500® Index at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed or misapplied corporate action; (3) incorrect application of an index methodology; (4) late announcement of a corporate action; or (5) incorrect calculation or data entry error. The decision to recalculate the S&P 500® Index is made at the discretion of the index manager and/or index committee, as further discussed below. The potential market impact or disruption resulting from a recalculation is considered when making any such decision. If an incorrect closing price, a missed or misapplied corporate action, a late announcement of a corporate action, or an incorrect calculation or data entry error is discovered within two trading days of the event’s occurrence, the S&P 500® Index is generally recalculated. If any such event is discovered beyond the two-trading day period, the index committee decides whether to recalculate the S&P 500® Index. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the index committee determines whether or not to recalculate the S&P 500® Index following specified guidelines. In the event that the S&P 500® Index is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.

Calculations and Pricing Disruptions

Closing levels for the S&P 500® Index are calculated by S&P based on the closing price of the individual constituents of the S&P 500® Index as set by their primary exchange. Closing prices are received by S&P from one of its third party vendors and verified by comparing them with prices from an alternative vendor. The vendors receive the closing price from the primary exchanges. Real-time intraday prices are calculated similarly without a second verification. Official end-of-day calculations are based on each stock’s primary market closing price. Prices used for the calculation of real time index values are based on the “Consolidated Tape”. The Consolidated Tape is an aggregation of trades for each constituent over all regional exchanges and trading venues and includes the primary exchange. If there is a failure or interruption on one or more exchanges, real-time calculations will continue as long as the “Consolidated Tape” is operational.

If an interruption is not resolved prior to the market close, official closing prices will be determined by following the hierarchy set out in NYSE Rule 123C. A notice is published on the S&P website at spglobal.com indicating any changes to the prices used in S&P 500® Index calculations. In extreme circumstances, S&P may decide to delay index adjustments or not publish the S&P 500® Index. Real-time indices are not restated.

Unexpected Exchange Closures

An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading.

Autocallable Contingent Coupon Barrier Notes	TS-17

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.

To a large degree, S&P is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. S&P’s decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.

NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.

3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, S&P also uses 3:00 PM ET as the cutoff.

If all major exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, S&P will take the following actions:

Market Disruption Prior to Open of Trading:

(i)
If all exchanges indicate that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.
(ii)
If exchanges indicate that trading, although delayed, will open for a given day, S&P will begin index calculation when the exchanges open.

Market Disruption Intraday:

(i)
If exchanges indicate that trading will not resume for a given day, the S&P 500® Index level will be calculated using prices determined by the exchanges based on NYSE Rule 123C. Intraday S&P 500® Index values will continue to use the last traded composite price until the primary exchange publishes official closing prices.

Autocallable Contingent Coupon Barrier Notes	TS-18

Historical Closing Levels of the SPX

The closing level of the SPX has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the SPX has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing level of the SPX during the period shown below is not an indication that the SPX is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the SPX as an indication of the future performance of the SPX, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the SPX or the stocks included in SPX will result in you receiving any Contingent Coupon Payments or receiving the outstanding principal amount of your notes on the maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the SPX. Before investing in the offered notes, you should consult publicly available information to determine the levels of the SPX between the date of this term sheet and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the SPX. The actual performance of the SPX over the life of the offered notes, as well as the Redemption Amount, may bear little relation to the historical closing levels shown below.

The graph below shows the daily historical closing levels of the SPX from January 1, 2016 through September 22, 2026. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification.

On September 22, 2026, the closing level of the SPX was 7,764.64.

Historical Performance of the SPX

8000
6000
4000
2000
0
Closing Level
Jan-2016
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022
Jan-2023
Jan-2024
Jan-2025
Jan-2026

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

License Agreement

The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the S&P 500® Index to track general market performance. S&P Dow Jones Indices’ only relationship to Goldman with respect to the S&P 500® Index is the licensing of the S&P 500® Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P 500® Index is determined, composed and calculated by S&P Dow Jones Indices without regard to Goldman or the securities. S&P Dow Jones Indices have no obligation to take the needs of Goldman or the owners of the securities into consideration in determining, composing or calculating the S&P 500® Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities. There is no assurance that investment products based on the S&P 500® Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY GOLDMAN, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND GOLDMAN, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Autocallable Contingent Coupon Barrier Notes	TS-20

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

The Dow Jones Industrial Average® (INDU)

The Dow Jones Industrial Average®, which we also refer to in this description as the “index”:

•
is an equity index, and therefore cannot be invested in directly;
•
does not file reports with the SEC because it is not an issuer;
•
was first calculated on May 26, 1896 with a base value of 40.94 and twelve constituent stocks; and
•
is sponsored by S&P Dow Jones Indices LLC (“Dow Jones Indices”).

The INDU is a price-weighted index composed of 30 stocks that measures the performance of some of the largest U.S. companies. The stocks are selected at the discretion of an Averages Committee comprised of three representatives of Dow Jones Indices and two representatives of The Wall Street Journal. While stock selection is not governed by quantitative rules, a stock typically is added to the INDU only if the Averages Committee believes the company has an excellent reputation, demonstrates sustained growth and is of interest to a large number of investors. The Averages Committee evaluates stock price when considering a company for inclusion. The Averages Committee monitors whether the highest-priced stock in the index has a price more than 10 times that of the lowest. Maintaining adequate sector representation within the Dow Jones Industrial Average is also a consideration in the selection process. Each company should be incorporated and headquartered in the U.S. and a plurality of such company’s revenue should be derived from the U.S. The INDU covers all industries except for the Global Industry Classification Standard (“GICS”) transportation industry group for the industrials sector and the utilities sector.

The U.S. dollar price return calculation (which does not include dividends or other distributions, only the trading prices of the stocks) of the INDU is reported by Bloomberg under the ticker symbol “INDU Index”. Dow Jones is under no obligation to continue to publish the INDU and may discontinue publication of the INDU at any time. Additional information regarding the INDU (including the sector weights) may be obtained from the following website: djindexes.com/averages/. We are not incorporating by reference the website or any material it includes in this term sheet.

Dow Jones intends for the INDU to serve as a measure of the entire U.S. market, and therefore the economy, and the INDU is not limited to traditionally defined industrial stocks. Changes in the composition of the INDU are made on an as-needed basis by the Averages Committee without consultation with the component companies represented in the INDU, any stock exchange, any official agency or us. There is no annual or semi-annual reconstitution and changes in response to corporate actions and market developments can be made at any time. In order to maintain continuity, changes to the index stocks included in the INDU tend to be made infrequently and generally occur only after a component company goes through a major change, such as a shift in its core business, corporate acquisition, or merger. Index reviews do not occur on any established or regular schedule, but only when corporate events with respect to a constituent stock require it. When one component stock is replaced, the entire index is reviewed. As a result, multiple component changes are often implemented simultaneously. The component stocks of the INDU may be changed at any time for any reason. Constituent changes are typically announced one to five days before they are scheduled to be implemented.

Components with more than one listing of common stock outstanding will only be represented by their designated listing, which is the share class with both the highest one-year (or all available data if less than one year of trading data is available as of the reference date, as defined below) trading liquidity (as defined by median daily value traded) and largest float-adjusted market capitalization. All other share classes are referred to as secondary listings. When the liquidity and market capitalization indicators are in conflict, Dow Jones analyzes the relative differences between the two values, placing a greater importance on liquidity. Once established, the designated listing is only changed if both the liquidity and market capitalization of a secondary listing exceed the liquidity and market capitalization of the designated listing by more than 20%. If only one measure exceeds 20%, Dow Jones analyzes the data as described above to determine if the designated listing should be changed. Otherwise, the designated listing remains unchanged. Dow Jones Indices reviews designated listings on an annual basis and any changes are implemented after the close of the third Friday of September. The last trading day in July is used as the reference date for the liquidity and market capitalization data.

The INDU is price weighted rather than market capitalization weighted. Therefore, the component stock weightings are affected only by changes in the stocks’ prices, in contrast with the weightings of other indices that are affected by both price changes and changes in the number of shares outstanding. The value of the INDU is the sum of the primary exchange prices of each of the 30 common stocks included in the INDU, divided by a divisor. The divisor is changed in accordance with a mathematical formula to adjust for any price impacting corporate action on one of its member stocks; this includes price adjustments, special dividends, stock splits, rights offerings, constituent additions and constituent deletions. The current divisor of the INDU is published daily in the WSJ and other publications. While this methodology reflects current practice in calculating the INDU, no assurance can be given that Dow Jones will not modify or change this methodology in a manner that may affect the return on your securities. In addition to its daily governance of indices and maintenance of the INDU methodology, at least once within any 12 month period, the Averages Committee reviews the INDU methodology to ensure the INDU continues to achieve the stated objective, and that the data and methodology remain effective. Where any index component stock price is unavailable on any trading day, the index sponsor will generally use the last reported price for such component stock.

Adjustments for Corporate Actions

There is a large range of corporate actions that may affect companies included in the INDU. Certain corporate actions require Dow Jones Indices to make an adjustment to the divisor to prevent the value of the INDU from changing as a result of the corporate action.

Autocallable Contingent Coupon Barrier Notes	TS-21

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

Corporate actions are applied after the close of trading on the day prior to the ex-date. Several types of corporate actions, and their related adjustments, are listed in the table below.

Corporate Action	Adjustment Made To Index	Divisor Adjustment?
Spin-off

The price of the parent company is adjusted to the price of the parent company minus the price of the spun-off company/share exchange ratio. Any potential impacts on index constituents from a spin-off are evaluated by the Index Committee on a case by case basis.

Yes
Rights Offering	The price is adjusted according to the terms of the rights offering.	Yes
Stock dividend, stock split, reverse stock split	The price is adjusted according to the terms of the stock split.	Yes
Share Issuance, Share Repurchase, Equity Offering or Warrant Conversion	Index does not use a number of shares or investable weight factors – no impact	No
Special Dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes
Constituent Change

Deletions due to delistings, acquisition or any other corporate event resulting in the deletion of the stock from the index will be replaced on the effective date of the drop. In the case of a zero price spin-off, the spun-off company is not replaced.

Yes

Recalculation Policy

Dow Jones Indices reserves the right to recalculate an index under certain limited circumstances. Dow Jones Indices may choose to recalculate and republish an index if it is found to be incorrect or inconsistent within two trading days of the publication of the index level in question for one of the following events:

1.
Incorrect or revised closing price of a stock on a given day
2.
Missed or misapplied corporate event
3.
Incorrect application of an index methodology
4.
Late announcement of a corporate event
5.
Incorrect calculation or data entry error

Late information that does not impact the divisor is applied at the earliest opportunity Dow Jones Indices becomes aware of the event. Late information impacting the divisor results in a correction and reposting within two trading days. All errors due to Dow Jones Indices’ mistakes (e.g., data entry, methodology misapplication, etc.) are corrected and reposted, provided the error is identified within two trading days. Any other restatements or recalculations beyond two trading days will be determined by the Index Committee, which will review the possible market impact or disruption of such recalculations.

Unexpected Exchange Closures

An unexpected exchange closure is when an exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.

To a large degree, Dow Jones Indices is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. Dow Jones Indices’ decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.

NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.

3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, Dow Jones Indices also uses 3:00 PM ET as the cutoff.

If all exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, Dow Jones Indices will take the following actions:

Autocallable Contingent Coupon Barrier Notes	TS-22

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

Market Disruption Prior to Open of Trading:

(i)
If all exchanges indicate that trading will not open for a given day, Dow Jones Indices will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.
(ii)
If exchanges indicate that trading, although delayed, will open for a given day, Dow Jones Indices will begin index calculation when the exchanges open.

Market Disruption Intraday:

(i)
If exchanges indicate that trading will not resume for a given day, the index level will be calculated using prices determined by the exchanges based on the NYSE Rule 123C hierarchy. Intraday index values will continue to use the last traded composite price until the primary exchange publishes official closing prices.

Autocallable Contingent Coupon Barrier Notes	TS-23

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

Historical Closing Levels of the INDU

The closing level of the INDU has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the INDU has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing level of the INDU during the period shown below is not an indication that the INDU is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the INDU as an indication of the future performance of the INDU, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the INDU or the stocks included in INDU will result in you receiving any Contingent Coupon Payments or receiving the outstanding principal amount of your notes on the maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the INDU. Before investing in the offered notes, you should consult publicly available information to determine the levels of the INDU between the date of this term sheet and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the INDU. The actual performance of the INDU over the life of the offered notes, as well as the Redemption Amount, may bear little relation to the historical closing levels shown below.

The graph below shows the daily historical closing levels of the INDU from January 1, 2016 through September 22, 2026. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification.

On September 22, 2026, the closing level of the INDU was 51,863.69.

▪

Historical Performance of the INDU

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Closing Level
Jan-2016
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022
Jan-2023
Jan-2024
Jan-2025
Jan-2026

Autocallable Contingent Coupon Barrier Notes	TS-24

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

License Agreement

Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). The Dow Jones Industrial Average® is a product of S&P Dow Jones Indices LLC and/or its affiliates, and has been licensed for use by GS Finance Corp. (“Goldman”). The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, any of their third party licensors, or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the Dow Jones Industrial Average® to track general market performance. S&P Dow Jones Indices’ only relationship to Goldman with respect to the Dow Jones Industrial Average® is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices. The Dow Jones Industrial Average® is determined, composed and calculated by S&P Dow Jones Indices without regard to Goldman or the securities. S&P Dow Jones Indices have no obligation to take the needs of Goldman or the owners of the securities into consideration in determining, composing or calculating the Dow Jones Industrial Average®. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities. There is no assurance that investment products based on the Dow Jones Industrial Average® will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGE OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY GOLDMAN, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND GOLDMAN OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Autocallable Contingent Coupon Barrier Notes	TS-25

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

The Nasdaq-100 Index® (NDX)

The Nasdaq-100 Index®, which we also refer to in this description as the “index”:

•
is an equity index, and therefore cannot be invested in directly;
•
does not file reports with the SEC because it is not an issuer;
•
has a base date of January 31, 1985, with a base value of 125.00, as adjusted; and
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is calculated, maintained and published by Nasdaq, Inc.

The Nasdaq-100 Index® is designed to measure the performance of 100 of the largest Nasdaq listed non-financial stocks. The Nasdaq-100 Index® is a “price return” index and is calculated using a modified market capitalization-weighted methodology. We have derived all information contained in this term sheet regarding the Nasdaq-100 Index® from publicly available information. Additional information about the Nasdaq-100 Index® (including the top ten constituent stocks and weights and sector weights) is available on the following website: indexes.nasdaqomx.com/Index/Overview/NDX. We are not incorporating by reference the website or any material it includes in this term sheet.

Security Eligibility Criteria

To qualify for index inclusion, securities must meet the following Security Eligibility Criteria which are applied as of the reconstitution reference date, unless otherwise noted.

Eligible security types include common stocks, tracking stocks, and American depositary receipts (“ADRs”), including New York registry shares.

The Nasdaq-100 Index® classifies eligible ADRs into two distinct types defined below:

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“Primary ADR”: An ADR that serves as a company’s primary global listing (i.e., the underlying shares are not listed or available for trading elsewhere).
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“Non-Primary ADR”: A more traditional ADR (i.e., the underlying shares, rather than the ADR, serve as the primary global listing and are listed on a foreign market).

Both types of ADRs are eligible for index inclusion, although the calculation of market capitalization for each varies.

Real estate investment trusts, special purpose acquisition companies and “when-issued” securities are not eligible.

Multiple classes of securities issued by the same company are each eligible, subject to meeting all other security eligibility criteria.

A company must be primarily listed on a U.S. Nasdaq-affiliated exchange (Texas Stock Exchange, CBOE Global Markets, Nasdaq – All Markets (excluding the Nasdaq Capital Market) and New York Stock Exchange).

A company must not be classified in the financial industry under the Industry Classification Benchmark, a product of FTSE International Limited that is used under license.

Companies classified in the real estate industry under the Industry Classification Benchmark are eligible, provided they are not organized as a real estate investment trust.

There is no minimum or maximum market capitalization criterion. The constituent selection process and weighting process are based in part on a ranking of companies by market capitalization.

For the purpose of constituent selection, each company’s full market capitalization is considered, and is determined as follows:

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For direct (non-ADR) listings and companies represented by Primary ADRs (defined above), full market capitalization includes both listed and unlisted shares.
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For companies represented by Non-Primary ADRs (defined above), full market capitalization is the total value of the depositary shares listed, as reported by the depositary banks. Foreign-listed underlying shares and unlisted shares are not included.

For any company represented by more than one security, the company’s full market capitalization is the combined full market capitalization of those securities.

For the purpose of weight calculations, modified market capitalization will be utilized. Only the market capitalization of eligible listed share classes will be considered. Foreign-listed and unlisted shares are disregarded. In addition, in order to preserve investability for low-float securities, each low-float security’s total shares outstanding will be capped at three times the number of its free-floating shares. Modified market capitalization is therefore determined as follows:

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For direct (non-ADR) listings, modified market capitalization is determined using the security’s price along with the lesser of the reported total shares outstanding, or three times the number of free-floating shares.
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For Primary or Non-Primary ADRs, modified market capitalization is determined using the security’s price along with the lesser of the listed ADR shares reported by the depositary banks, or three times the number of free-floating ADR shares.

Autocallable Contingent Coupon Barrier Notes	TS-26

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

For any company represented by more than one security, the company’s modified market capitalization is the combined modified market capitalization of those securities.

A security must have a three-month average daily value traded (“ADVT”) of at least $5 million (USD).

Seasoning exchanges include any U.S. Nasdaq-affiliated exchange, NYSE, NYSE American and CBOE BZX. A security generally must have been listed and available for trading on a seasoning exchange for at least three full calendar months, excluding the month of initial listing.

Seasoning is determined as of the applicable reference date and includes that month, therefore:

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To be considered for inclusion at the annual December reconstitution, a security normally must have been listed and available for trading on an eligible exchange no later than the last trading day of August, with seasoning occurring over the months of September, October, and November.
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To be considered for inclusion as a quarterly or intra-quarter replacement, a security must be seasoned by the last trading day of the month preceding the replacement event. For example, if a replacement event were to occur in July, the required seasoning period would include all of April, May, and June.

The trading history of a special purpose acquisition company prior to its combination with an operating company will not count towards satisfying the seasoning requirement, regardless of whether the special purpose acquisition company is determined to be the acquirer or the target in the transaction.

Any security that is already a member of the Nasdaq-100 Index®, including those added as the result of a spin-off event, will be exempt from the seasoning requirement.

A security that is not already an index constituent may be added to the Nasdaq-100 Index® on an expedited basis if its full market capitalization ranks within the top 40 current index constituents. Such an addition will follow the weight interpolation process described within the March, June, and September Rebalance section. A fast entry inclusion will not require the removal of another security, and may temporarily increase the constituent count to more than 100.

For an initial public offering:

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The company will be ranked and evaluated as of the end of its seventh trading day on an eligible exchange and must satisfy all applicable security eligibility criteria as of that date (the security must have an ADVT of at least $5 million (USD) from its first trading day through and including the applicable reference date, rather than the standard three-month measurement period), other than the seasoning requirement.
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Typically, such a security will be added to the Nasdaq-100 Index® after 15 trading days, with announcement to occur after the close of business on its tenth trading day. Where the 15th trading day falls within the same calendar month as a scheduled index reconstitution or rebalance, the following adjustment applies:
o
If the security’s seventh trading day falls on or before the reconstitution or rebalance reference date, then the security will be added to the Nasdaq-100 Index® as part of the reconstitution or rebalance, otherwise
o
The security will be added to the Nasdaq-100 Index® no sooner than five trading days after the reconstitution or rebalance effective date.

For a company that has recently switched its listing to an eligible exchange:

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The company will normally be ranked and evaluated as of the end of its seventh trading day on the eligible exchange and must satisfy all applicable security eligibility criteria as of that date.
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Typically, such a security will be added to the Nasdaq-100 Index® after 15 trading days on the eligible exchange with announcement to occur after the close of business on its tenth trading day.
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Where the 15th trading day falls within the same calendar month as a scheduled index reconstitution or rebalance, the following adjustment applies:
o
If the security’s first day of trading on the eligible exchange falls on or before the reconstitution or rebalance reference date, then the security will be added to the Nasdaq-100 Index® as part of the reconstitution or rebalance, otherwise
o
The security will be added to the Nasdaq-100 Index® no sooner than five trading days after the reconstitution or rebalance effective date.

For a company that was already listed on an eligible exchange, and has moved up the ranks into the top 40 of current index constituents:

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the security will be ranked and evaluated as of the reconstitution or rebalance reference date and must satisfy all applicable security eligibility criteria as of that date (the security must have an ADVT of at least $5 million (USD) from its first trading day through and including the applicable reference date, rather than the standard three-month measurement period), other than the seasoning requirement.

Autocallable Contingent Coupon Barrier Notes	TS-27

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

•
Such a security will be added to the Nasdaq-100 Index® as part of the reconstitution or rebalance.

There is no minimum free float criterion, although the modified market capitalization used for weighting purposes imposes a limitation on the weight of low-float securities.

Companies that have filed for bankruptcy, or equivalent protection from creditors, are not eligible for initial inclusion in the Nasdaq-100 Index®.

A company is also not eligible for initial inclusion if it has entered into a definitive agreement or other arrangement that is expected to result in ineligibility, including but not limited to:

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An agreement to be acquired or to become privately owned.
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A plan to delist or to transfer to an ineligible exchange.
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A plan to reorganize as an ineligible security type.
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A decision to liquidate or otherwise permanently cease operations.

Annual Reconstitution & Rebalance - Selection

An annual reconstitution and rebalance is conducted in December, during which all eligible companies are ranked based on full market capitalization, as of the reconstitution reference date.

Once ranked, companies are selected for index inclusion based on the following order:

1.
The top 75 ranked companies are selected.
2.
Any current index constituents as of the reconstitution reference date that are ranked within the top 100, and were not already selected in step 1, are retained for continued inclusion.
3.
Any remaining current index constituents ranked 101st through 125th are selected, in rank order, provided they were ranked within the top 100 at the previous index reconstitution or have been added to the Nasdaq-100 Index® since that time.
4.
Any remaining companies ranked within the top 100 that are not current index constituents are selected in rank order.

The selection process concludes once the Nasdaq-100 Index® reaches 100 constituents.

Annual Reconstitution & Rebalance - Weighting

Once the annual reconstitution and rebalance selection is complete, initial weights for each security are determined based on the modified market capitalization, as of the reconstitution reference date.

These initial weights are then reviewed.

If any company’s initial weight exceeds 24%:

Stage 1: The weights are adjusted such that no company’s weight exceeds 20%.

Stage 2: Any resulting company weights that exceed 4.5% are added together. If the sum of those weights is 48% or greater, then that group of companies will have its aggregate weight adjusted down to the 40%. In order to preserve the rank order of the initial company weights, companies whose initial weights were below 4.5% may also experience a downward adjustment.

If either company-level constraint remains breached after application of this two-stage process, then the process is repeated until the weights satisfy both constraints.

Security-Level Weighting Constraints

Weights resulting from the application of company-level constraints are further adjusted to satisfy the following security-level constraints:

Stage 1: If any security’s initial weight exceeds 15%, then the weights are adjusted such that no security’s weight exceeds 14%.

Stage 2: The five largest resulting security weights are added together. If their sum is 40% or greater, then that group of securities will have its aggregate weight adjusted down to 38.5%. In order to preserve the rank order of the security weights, the final index weight of any security outside the five largest will be capped at the lesser of 4.4% or the weight of the fifth-largest security.

If either security-level constraint remains breached after application of this two-stage process, then the process is repeated until the weights satisfy both constraints.

March, June, and September Rebalance

A rebalance is conducted in March, June, and September. Index shares for each security are adjusted by the percentage change in that security’s total shares outstanding since the previous total shares outstanding update. The index shares of any low-float securities are also adjusted to reflect changes.

After the total shares outstanding and float-based adjustments are complete, all eligible companies are ranked based on full market capitalization, as of the applicable rebalance reference date.

Autocallable Contingent Coupon Barrier Notes	TS-28

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

Index constituents ranked by full market capitalization outside the top 125 will be removed from the Nasdaq-100 Index® based on:

1.
The lowest ranked company outside the top 125 is removed first.
2.
If the resulting number of constituents is less than 100, the removed company will be replaced by the company with the largest full market capitalization that meets all security eligibility criteria.

After all index constituents ranked outside of the top 125 have been removed from the Nasdaq-100 Index® and replaced, any additional remaining companies ranked within the top 40 of full market capitalization of current index constituents, that were not added in Step 2 above, will be added to the Nasdaq-100 Index® without requiring additional removals. This may temporarily increase the constituent count to more than 100.

Securities added to the Nasdaq-100 Index® as part of the rebalance will have their initial weights determined according to the weight interpolation process described below.

In order to preserve the rank order of constituents, weights (and corresponding Index Shares) for securities added as intra-quarter replacements, or as part of the March, June, and September Rebalance, will be determined using a linear interpolation between the next largest and next smallest index constituents. This interpolation will be based on modified market capitalization ranking.

In some cases, the next largest and next smallest securities may not correspond to the next largest and next smallest weights in the Index.

Once these adjustments are completed, initial weights are calculated based on modified market capitalization, and the following company-level weighting constraints are applied:

Stage 1: If any company’s initial weight exceeds 24%, then the weights are adjusted such that no company’s weight exceeds 20%.

Stage 2: Any resulting weights exceeding 4.5% are added together. If their sum is 48% or greater, then that cohort of companies will have its aggregate weight adjusted down to 40%. In order to preserve the rank order of the initial company weights, companies whose initial weights were below 4.5% may also experience a downward adjustment.

If either company-level constraint remains breached after application of this two-stage process, then the process is repeated until the weights satisfy both constraints.

Nasdaq-100 Index® Calculation

The discussion below describes the “price return” calculation of the Nasdaq-100 Index®. As compared to the gross total return or net total return versions of the Nasdaq-100 Index®, the price return version is ordinarily calculated without regard to ordinary cash dividends on the Nasdaq-100 Index® stocks. However, all Nasdaq-100 Index® calculations reflect special cash dividends.

The Nasdaq-100 Index® is a modified market capitalization-weighted index. The value of the Nasdaq- 100 Index® equals the Nasdaq-100 Index® market value divided by the Nasdaq-100 Index® divisor. The overall Nasdaq-100 Index® market value is the aggregate of each Nasdaq-100 Index® stock’s market value, as may be adjusted for any corporate actions. A Nasdaq-100 Index® stock’s market value is determined by multiplying the last sale price by the number of shares of the index security included in the Nasdaq-100 Index®. In other words, the value of the Nasdaq-100 Index® is equal to (i) the sum of the products of (a) the index shares of each of the Nasdaq-100 Index® stocks multiplied by (b) each such stock’s last sale price (adjusted for corporate actions, if any), divided by (ii) the divisor of the Nasdaq-100 Index®.

The price return Nasdaq-100 Index® divisor is calculated as the ratio of (i) the start of day market value of the Nasdaq-100 Index® divided by (ii) the previous day Nasdaq-100 Index® value.

If an index security does not trade on the relevant Nasdaq exchange on a given day or the relevant Nasdaq exchange has not opened for trading, the previous index calculation day’s closing price for index security (adjusted for corporate actions occurring prior to market open on the current day, if any) is used. If an index security is halted during the trading day, the most recent last sale price is used until trading resumes. For securities where the Nasdaq Stock Market is the relevant Nasdaq exchange, the last sale price may be the Nasdaq Official Closing Price when it is closed.

Autocallable Contingent Coupon Barrier Notes	TS-29

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

Index Calendar

Reconstitution Frequency	Annually
Rebalance Frequency	Quarterly
Reconstitution Reference Dates	Last trading day of November
Reconstitution Announcement Dates	After the close on the sixth trading day prior to the reconstitution effective date
Reconstitution Effective Dates	At market open on the first trading day following the third Friday in December
Rebalance Reference Dates	Last trading day of February, May, August, and November, respectively
Rebalance Announcement Dates	After the close on the sixth trading day prior to the rebalance effective date
Rebalance Effective Dates	At market open on the first trading day following the third Friday in March, June, September, and December, respectively

A special rebalance may be triggered, if either of the following weighting constraints are breached, based on end-of-day values:

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No company’s weight may exceed 24%.
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The aggregate weight of the companies whose weights exceed 4.5% may not exceed 48%.

Notice of a special rebalance, including the effective date and reference date, will be published in advance through the normal channels, and will follow the process described in the March, June, and September Rebalance section.

The Nasdaq-100 Index® is calculated Monday through Friday, except on days when the US markets are closed.

The Nasdaq-100 Index® is calculated during the trading day based on the last sale price and is disseminated once per second from 09:30:01 to 17:16:00 ET. The closing value of the Nasdaq-100 Index® may change up until 17:15:00 ET due to corrections to the last sale price of the index constituents.

Index Maintenance

Deletion Policy

If, at any time, an index constituent is determined to be ineligible for continued inclusion, it will be removed from the Nasdaq-100 Index® as soon as practicable. Advance notice of an index constituent deletion, including the effective date, will be announced through the normal channels. Criteria for security removal include, but are not limited to:

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Delisting or transferring to an ineligible exchange.
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Reorganizing as an ineligible security type (e.g., a real estate investment trust).
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Reclassification as a financial company, according to the ICB.
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Involvement in a merger, acquisition, or other major corporate event that would make continued inclusion impossible, impractical, or inappropriate.
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For a security added to the Nasdaq-100 Index® as the result of a spin-off event, failure to establish a full market capitalization ranked within the top 125 index-eligible companies at the end of its second day of regular-way trading as an index constituent.
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Declaring bankruptcy, liquidating, or otherwise permanently ceasing operations.

In circumstances where sufficient advanced notice of the removal event and/or the identity of a replacement cannot be provided, the security being removed may be maintained in the Nasdaq-100 Index® at its last sale price, or at an appropriate “deal price”, until the effective date of the replacement company’s entry into the Nasdaq-100 Index®. In such cases, a temporary placeholder security may be utilized, and will be denoted by adding a dollar sign to the beginning and end of the security’s ticker symbol.

Securities that are added to the Nasdaq-100 Index® as the result of a spin-off event are normally maintained in the Nasdaq-100 Index®, subject to the removal criteria specified above. Those that are not immediately removed may be removed at a later date to protect the integrity of the Nasdaq-100 Index®, for example, if a spun-off security demonstrates liquidity characteristics that diverge materially from the security eligibility criteria.

Autocallable Contingent Coupon Barrier Notes	TS-30

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

Replacement Policy

Other than at the index reconstitution and quarterly rebalances, or as the result of a spin-off or fast entry event, additions to the Nasdaq-100 Index® occur only when there is a deletion that causes the count of the index constituents to fall below 100, and therefore requires replacement. In such cases, the company with the largest full market capitalization that meets all eligibility criteria as of the prior month-end, and which is not already an index constituent, will replace the deleted company. The replacement company will follow the weight interpolation process described within the March, June, and September Rebalance section.

For companies represented by more than one share class, the company will only be considered deleted when all of its share classes have been removed from the Nasdaq-100 Index®. If a security is removed, but other securities representing the same company remain in the Nasdaq-100 Index®, a replacement event will not be triggered.

A security that was added to the Nasdaq-100 Index® as the result of a spin-off event, and then removed before the next reconstitution, will not be replaced unless the removal results in the number of index constituents falling below 100.

For pending deletions set to occur soon after a reconstitution and/or rebalance effective date, the removal may be accelerated to occur in conjunction with the reconstitution and/or rebalance event.

Corporate Actions

During the periods between scheduled index reconstitution and rebalancing events, individual index constituents may be subject to a variety of corporate actions and events that require maintenance and adjustments to the Nasdaq-100 Index®.

Special Cash Dividends

A special cash dividend is a cash payment by the issuer of the index security to shareholders that the issuer does not consider to be part of its regular dividend paying cycle. A dividend is considered special in the Nasdaq-100 Index® if the information provided by the vendor or the index exchange indicates that the dividend is special. Other nomenclature for a special dividend may include but not be limited to extra, extraordinary, non-recurring, one-time, unusual, etc.

The start of day price of the index security is adjusted downward for the amount of the special cash dividend with no adjustment to the index shares resulting in a change to the divisor.

Return of Capital

A return of capital is a cash distribution paid from the company’s capital surplus rather than its net income or retained earnings. For the purposes of index calculation, Nasdaq will determine the treatment (regular vs. special) of each return of capital event based on whether the payment fits with the company’s regular pattern of dividend payments, or if the payment appears to be extraordinary in nature.

Liquidation Distributions

A liquidation distribution, sometimes referred to as a “liquidating dividend” is a cash distribution made by an issuer in conjunction with the dissolution of its business. Bankruptcy liquidations rarely result in liquidation payments to equity shareholders. Voluntary liquidations, on the other hand, will generally produce one or more liquidation payment events. For the purposes of index calculation, Nasdaq generally treats liquidation distributions in the same manner as special dividends. However, in the case of voluntary liquidations, Nasdaq may instead elect to remove the index security at the liquidation distribution per share if it is available.

Stock Split / Stock Dividend / Bonus Issue

A stock split, stock dividend and bonus issue are similar transactions which generally result in no change to the market capitalization of the security. They essentially imply the same event and the only difference is in the way the terms are quoted. A stock split or bonus issue is quoted in terms of shares received to shares held and stock dividends are quoted in percentages. This event increases the index shares of the index security based on an adjustment factor, while simultaneously reducing its per share price by applying a corresponding inverse adjustment factor, such that the weight of the index security remains similar before and after the event resulting in no change or a minimal change to the divisor.

Cash and Stock Dividend

An issuer of a security may pay a cash and stock dividend on the same security on the same date. In this case, the cash dividend is processed in the Nasdaq-100 Index® before the stock dividend unless otherwise indicated.

Optional Dividend

An issuer of a security may permit the shareholder to choose between receiving a dividend in cash or stock. In this case, the adjustment is made to the index security in the manner the dividend is announced.

Reverse Stock Split / Consolidation

A reverse split generally results in no change to the market capitalization of the security. Reverse splits are quoted in terms of shares received to shares held. This event decreases the number of index shares of the index security based on an adjustment factor while simultaneously increasing its per share price by applying a corresponding inverse adjustment factor, such that the weight of the index security remains similar before and after the event resulting in no change or a minimal change to the divisor.

Rights Offering / Issue

Autocallable Contingent Coupon Barrier Notes	TS-31

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

An issuer may offer to existing shareholders the right to participate in a new issuance of shares in proportion to each shareholder’s existing holdings of the security at a set price (the subscription price) during a subscription period. Shareholders are allotted rights in accordance with the ratio set by the company. The rights may trade for a certain period of time during the subscription period, allowing shareholders the opportunity to sell their rights in the market. Failure to subscribe to the rights prior to the end of the subscription period will result in their expiration and the shareholders forfeiture of the opportunity to purchase new shares under the rights issuance.

Renounceable rights offering: The rights issued to an existing shareholder are transferable in the open market and are able to be sold separately from the shares to other investors during the life of the right. Renounceable rights are referred to as “transferable” or “tradable”.

Non-renounceable rights offering: The rights issued to an existing shareholder cannot be traded. Shareholders must either subscribe to the rights or they lapse upon expiration of the subscription period.

Whether the rights offering is renounceable or non-renounceable, if the distribution is of the same index security, the price and index shares are adjusted if the rights have a subscription price on an equivalent per share basis that is less than its last sale price (in-the money) of the index security. The price is adjusted downward for the value of the right.

The index shares are increased to reflect the full exercise of the rights offering. The number of additional index shares is determined by multiplying the number of rights issued per index security by the current number of index shares, then dividing that product by the number of rights required to purchase one new index security. This results in a divisor adjustment.

If the rights have a subscription price on an equivalent per share basis that is greater than the last sale price (out of the money) of the index security on the day before the ex-distribution date, no adjustment will be made to the price or index shares of the index security, even if the offering is underwritten or otherwise guaranteed in some way. If the distribution is not available to all shareholders, then no adjustment is made to either the price or index shares of the index security.

Stock Distribution of Another Security

An issuer may distribute shares of another pre-existing publicly traded company to its own shareholders. These events are often announced as “in specie”, “in kind”, or “spinoff” distributions. Such events generally do not result in the issuance of new shares or the formation of a new corporate entity, and may not fall within the traditional definition of a spinoff. Nevertheless, regardless of the terminology used to announce the event, this distribution will be handled as a “spin-off” as described below.

In cases where the distributed security is already a member of the Nasdaq-100 Index®, its index shares will be increased, on the effective date, to reflect the value of the distribution.

Spin-offs

A spin-off (also known as a de-merger) occurs when the issuer of an equity security (the parent) “spins off” a business it owns into a separate new issuer (the spinco). Shares of the spinco are distributed to the shareholders of the parent, on a pro-rata basis, at a ratio established by the parent. Any spinco which does not meet the traditional definition of a security, or is not expected to be publicly listed, may be disregarded by the Nasdaq-100 Index®. Spinco securities will be added to the Nasdaq-100 Index® as their parent security on the effective date. Index shares of the spinco are calculated by multiplying the index shares of the parent times the spinoff ratio. If the parent security’s listing exchange applies a price adjustment to the parent security, the spinco security will be assigned an initial price consistent with that amount, adjusted according to the spinoff ratio. If no price adjustment is applied to the parent, the spinco will be assigned a price of 0.00000001 (“zero price”). In any case, including events involving multiple spincos, the total value of the parent and spinco(s) reflected within the Nasdaq-100 Index® at the start-of-day on the effective date will be equal to the value of the parent security at the prior end-of-day. Resulting divisor changes, if any, are not expected to be meaningful. Passive investors should not expect to take any action at the time the spinoff event becomes effective.

Once the spinoff event has been completed, the spinco will be evaluated for continued inclusion in the Nasdaq-100 Index®. By default, the security will remain in the Nasdaq-100 Index® until at least the next scheduled reconstitution, unless there is a specific reason for immediate disqualification. Reasons for disqualification include, but are not limited to:

•
The spun-off company is assigned to an industry or sector that is incompatible with the eligibility criteria.
•
The spun-off company is assigned to a country or other geographical designation that is incompatible with the eligibility criteria.
•
The spun-off company is not expected to be listed on an eligible exchange.
•
The spun-off company is not expected to have sufficient price history to be evaluated at the next rebalance or reconstitution event.

Regardless of the reason(s) for disqualification, a disqualified spinco will be held in the Nasdaq-100 Index® until regular-way trading is established, and removed only after sufficient advance notice is provided through the normal communication channels.

A disqualified spinco is normally removed at the last sale price of the day prior to the announced removal date. There is no adjustment to the index shares of the parent. This will result in a divisor adjustment.

Autocallable Contingent Coupon Barrier Notes	TS-32

Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

Mergers & Acquisitions (M&A)

A merger/acquisition is the combination of two (or more) companies into one larger company, involving an exchange of stock and/or cash payment to the shareholders of the acquired company.

If the Nasdaq-100 Index® has an upcoming rebalancing or reconstitution event, an acquisition target security may be removed from the Nasdaq-100 Index® prior to the deal’s closure to coincide with such event, provided that the acquisition will likely be successful.

If the issuer of the index security is the company being acquired, the index security is generally removed effective on the day following the expected expiration of a tender offer, provided all required approvals have been obtained. In the event the deal is hostile in nature and/or there are still regulatory hurdles, the deletion will occur once the index administrator has determined that the acquisition will likely conclude. If the approval is by written consent, then the removal will occur as soon as reasonably practical thereafter.

When both the acquiring company and the company being acquired are index constituents, the acquiring company may incur an increase in its index shares if the acquisition involves an exchange of stock as payment.

Nasdaq endeavors to provide a standard notice period of five business days prior to the removal of a security from an index, while ensuring that a minimum notice of one full business day is always communicated. In some circumstances it will not be possible to provide sufficient advance notice of the removal event. If sufficient advance notice cannot be given, the security being removed may remain in the index at its last sale price, or at an appropriate “deal price”, until the security’s removal. In such cases, a temporary placeholder security may be utilized and will be denoted by adding a dollar sign to the beginning and end of the security’s ticker symbol. Nasdaq will provide sufficient advance notice of the placeholder’s removal through the normal communication channels.

Additions / Deletions

The addition or deletion of a security will generally result in a divisor change. Index securities are added or removed from the Nasdaq-100 Index® at their last sale price on the day prior to the effective date of the change.

Halted Securities

If an index security is halted during the trading day, the most recent last sale price is used until trading resumes or Nasdaq determines it be removed from the index. If, at the time of its removal from the Nasdaq-100 Index®, the index security is halted from trading on its index exchange and its current last sale price cannot readily be determined, the index security may, at Nasdaq’s discretion, be removed at a zero price. This price is applied to the index security after the close of all the trading markets in the Nasdaq-100 Index® but prior to the time the official closing value of the Nasdaq-100 Index® is disseminated.

Long-Term Suspensions

Securities that are halted or otherwise suspended will normally have their last sale price carried forward for the purpose of index valuation. Those whose suspension periods exceed a threshold of 40 consecutive business days, as of the last trading day of the month, are reviewed for possible Index removal. Removals will typically not occur if the suspension is due to a planned reorganization or other specific corporate action, if a trading resumption date has been announced, or if the suspension is otherwise deemed to be temporary, at the discretion of Nasdaq.

If it is determined that removal is warranted, the removal will occur as soon as practicable, at a zero price. The removal will typically be announced with five business days’ notice. If a security is in an index with an upcoming rebalancing or reconstitution event, the suspension review may occur before the 40-day threshold in order to align the removal with the event.

Once it is announced that a security will be removed from an Index due to a prolonged suspension, the removal will occur even if trading resumes between the announcement and the removal, in which case, removal would occur at the last sale price. After its removal, a security will be eligible for inclusion at the next Index evaluation, subject to meeting all inclusion criteria.

Index Share and TSO Changes

A security’s index shares may change as a result of events other than those corporate actions/events noted above. If a change in TSO arising from other corporate events is greater than or equal to 10%, an adjustment to index shares is made as soon as practicable after being sufficiently verified. If the change in TSO is less than 10%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. The index shares are adjusted by the same percentage amount by which the TSO has changed.

Bankruptcy

In most cases, securities which have begun bankruptcy proceedings are not eligible for initial inclusion in Nasdaq. In the event that an existing index constituent files for bankruptcy or equivalent protection from creditors, affected securities will be removed from their respective indexes, on a best-efforts basis, as soon as practicable after Nasdaq becomes aware of the filing.

If the index constituent is still available for trading on its primary exchange, it is removed from the Nasdaq-100 Index® at the security’s last trading price. If the security is no longer trading per its primary exchange, the constituent may be removed at an OTC price, if judged reliable. In the case of voluntary liquidations, Nasdaq may elect to remove the index constituent at the liquidation distribution per share if it is available. When no sufficiently reliable price exists, for an index constituent subject to removal due to bankruptcy, it is removed at a zero price.

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Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

Sanctions

Generally, Nasdaq Indices will approach the treatment of sanctions through the lens of United States, United Kingdom, and/or European Union based investors. Most sanctions can be thought of as being either comprehensive or selective:

Comprehensive sanctions programs are geographically oriented, and often apply broad-based financial restrictions on entire countries. Examples include Cuba, North Korea, Iran, and Syria. Companies in countries targeted by comprehensive sanctions are not eligible for inclusion in the Nasdaq-100 Index®.

Other sanctions programs are more selective, and target specific companies and individuals regardless of their locations. Nasdaq consults multiple sources in order to identify and interpret relevant sanctions on a best-efforts basis.

Because different sanctions programs include a variety of evolving restrictions and requirements, sanctions generally require a case-by-case review. Any resulting index adjustments, if necessary, will be made at the sole discretion of the Nasdaq Index Management Committee.

Other Adjustments

Nasdaq may make adjustments in circumstances other than those detailed in the index methodology, but not limited to adjustments necessary to ensure Nasdaq-100 Index® and/or market integrity. Nasdaq may exercise discretion or expert judgement (other than that which is purely mechanical and, where relevant, implemented in accordance with the index methodology) when the situation calls for the interpretation of data in calculating and maintaining the Nasdaq-100 Index®, including application of corporate actions. The use of expert judgement is overseen by the index governance process and mandates that the discretion or expert judgement would be exercised (i) in good faith and in a commercially reasonable manner and (ii) in such a manner as to ensure, as far as commercially reasonable, consistency in the approach it adopts with regard to the exercise of such discretion or expert judgement.

Index Governance

All Nasdaq Indexes are subject to the Nasdaq index governance framework that provides transparent governance, oversight, and accountability procedures for the index determination process.

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Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

Historical Closing Levels of the NDX

The closing level of the NDX has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the NDX has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing level of the NDX during the period shown below is not an indication that the NDX is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the NDX as an indication of the future performance of the NDX, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the NDX or the stocks included in NDX will result in you receiving any Contingent Coupon Payments or receiving the outstanding principal amount of your notes on the maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the NDX. Before investing in the offered notes, you should consult publicly available information to determine the levels of the NDX between the date of this term sheet and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the NDX. The actual performance of the NDX over the life of the offered notes, as well as the Redemption Amount, may bear little relation to the historical closing levels shown below.

The graph below shows the daily historical closing levels of the NDX from January 1, 2016 through September 22, 2026. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification.

On September 22, 2026, the closing level of the NDX was 30,732.40.

Historical Performance of the NDX

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Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

License Agreement

The Product(s) is not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Product(s). The Corporations make no representation or warranty, express or implied to the owners of the Product(s) or any member of the public regarding the advisability of investing in securities generally or in the Product(s) particularly, or the ability of the Nasdaq-100® Index to track general stock market performance. The Corporations' only relationship to GS Finance Corp. (“Licensee”) is in the licensing of the Nasdaq®, Nasdaq-100 Index®, and certain trade names of the Corporations and the use of the Nasdaq-100 Index® which is determined, composed and calculated by Nasdaq without regard to Licensee or the Product(s). Nasdaq has no obligation to take the needs of the Licensee or the owners of the Product(s) into consideration in determining, composing or calculating the Nasdaq-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Product(s) to be issued or in the determination or calculation of the equation by which the Product(s) is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Product(s).

The Corporations do not guarantee the accuracy and/or uninterrupted calculation of Nasdaq-100 Index® or any data included therein. The Corporations make no warranty, express or implied, as to results to be obtained by Licensee, owners of the product(s), or any other person or entity from the use of the Nasdaq-100 Index® or any data included therein. The Corporations make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose or use with respect to the Nasdaq-100 Index® or any data included therein. Without limiting any of the foregoing, in no event shall the Corporations have any liability for any lost profits or special, incidental, punitive, indirect, or consequential damages, even if notified of the possibility of such damages.

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Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

Supplement to the Plan of Distribution; Conflicts of Interest

See “Supplemental Plan of Distribution” on page PS-43 of the accompanying product supplement and “Plan of Distribution — Conflicts of Interest” on page 127 of the accompanying prospectus. GSFC estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $ .

GSFC will sell to GS&Co., and GS&Co. will purchase from GSFC, the aggregate principal amount of the offered notes specified on the front cover of this term sheet. MLPF&S will purchase the notes from GS&Co. for resale, and will receive a discount in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet. MLPF&S will offer the notes at the public offering price set forth on the cover page hereto. GS&Co. is an affiliate of GSFC and GSG and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the notes to you. An affiliate of MLPF&S has an ownership interest in LFT Securities, LLC.

In connection with the initial offering of the notes, the minimum principal amount of notes that may be purchased by any investor is $100,000.

We will deliver the notes against payment therefor in New York, New York on the settlement date set forth on the cover page of this term sheet. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

The value of the notes shown on your account statement will be based on GS&Co.’s estimate of the value of the notes if GS&Co. were to make a market in the notes, which they are not obligated to do. That estimate will be based upon the price that GS&Co. may pay for the notes in light of then-prevailing market conditions and other considerations as described under “Risk Factors — Valuation- and Market-related Risks — The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by GS&Co.) is less than the public offering price of your notes.” on page TS-9 of this term sheet.

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Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Worst-Performing Market Measure. The related guarantees are GSG’s obligations. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our and GSG’s actual or perceived creditworthiness at the time of pricing. The economic terms of the notes are based upon certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These variables will influence the economic terms of the notes and the initial estimated value of the notes on the pricing date. In addition, the underwriting discount and costs incurred in creating, documenting and marketing the notes will reduce the economic terms of the notes and the initial estimated value of the notes on the pricing date.

At maturity, if not previously automatically called, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Indices and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we have entered into, or expect to enter into, certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of our other affiliates. The terms of these hedging arrangements may take into account a number of factors, including our and GSG’s creditworthiness, interest rate movements, the volatility of the Indices, the tenor of the notes and the tenor of the hedging arrangements. See “Hedging” on page PS-22 in the accompanying product supplement for additional information.

For further information, see “Risk Factors—Valuation- and Market-related Risks” and “—Conflict-related Risks” beginning on page PS-10 and PS-13, respectively, and “Use of Proceeds” on page PS-22 of the accompanying product supplement.

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Autocallable Contingent Coupon Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Dow Jones Industrial Average® and the Nasdaq-100 Index®, due October , 2029

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

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There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
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You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a contingent income-bearing single financial contract with respect to the Indices.
▪
No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.
▪
Under this characterization and tax treatment of the notes, we intend to take the position that the Contingent Coupon Payments constitute taxable ordinary income to a U.S. Holder (as defined in the prospectus) at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting. Upon receipt of a cash payment at maturity or upon a sale, exchange or redemption of the notes prior to maturity (other than amounts representing accrued Contingent Coupon Payments), a U.S. Holder generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year.
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Because the U.S. federal income tax treatment of the Contingent Coupon Payments is uncertain, we (or the applicable paying agent) intend to withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any Contingent Coupon Payment made to a Non-U.S. Holder unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We (or the applicable paying agent) will not pay any additional amounts in respect of such withholding.
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Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-46 of the accompanying product supplement. Non-U.S. holders are urged to consult their tax advisor concerning the U.S. federal income tax consequences of investing in the notes.

Where You Can Find More Information

We and GSG have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and GSG have filed with the SEC, for more complete information about us, GSG and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov or, alternatively, by calling MLPF&S toll-free at 1-800-294-1322.

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